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Exhibit 99.1

For Immediate Release

Contact:	Tom Lange 314-746-1236 (U.S. media) Mylène Labrie 514-864-5103 (Canadian media) Carrie Doyle 312-580-4865 (investors) www.smurfit-stone.com

SMURFIT-STONE COMPLETES ACQUISITION OF SMURFIT-MBI
AND SALE OF EUROPEAN PACKAGING OPERATIONS

        CHICAGO, March 31, 2003—Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced that the company has completed the previously announced transactions with Jefferson Smurfit Group (JS Group), involving the exchange of SSCC's European operations for JS Group's 50% ownership in Smurfit-MBI and a payment from JS Group of approximately US$190 million.

        As a result, Smurfit-Stone now owns 100% of Smurfit-MBI, a Canadian packaging business, and ends its manufacturing presence in Europe. The US$190 million cash proceeds will be used to reduce debt.

        Patrick J. Moore, president and CEO of SSCC, said, "The completion of these transactions is an important step forward for Smurfit-Stone. Our customer and manufacturing base is now concentrated in North America, and we have unmatched capability to provide containerboard, corrugated containers, and consumer packaging throughout the US, Canada and Mexico. In addition, we gain an additional $190 million for debt reduction."

        Based in Mississauga, Ontario, Smurfit-MBI employs about 2,500 and operates 15 corrugated container plants in Canada. For 2002, Smurfit-MBI posted sales of approximately US$430 million.

        The European operations include three paperboard mills, 20 packaging plants and five recycling facilities. In 2002, the European operations produced about 500,000 short tons of containerboard and boxboard. Sales were approximately US$630 million. The operations employ about 3,200.

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        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 275 facilities, located primarily in the US, Canada and Mexico, and employs approximately 38,000 people.

        JS Group is the leading manufacturer of containerboard, corrugated containers, paper and other paper-based packaging products in Europe. In September 2002, JS Group was acquired by Madison Dearborn Partners (MDP) and its 29.4% ownership in Smurfit-Stone was spun off to JS Group's shareholders.

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SMURFIT-STONE COMPLETES ACQUISITION OF SMURFIT-MBI AND SALE OF EUROPEAN PACKAGING OPERATIONS